Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP
 425 Lexington Avenue
 New York, New York 10017

July 11, 2014

The Toronto-Dominion Bank
TD Bank Tower
Toronto-Dominion Centre
Toronto, Ontario M5K 1A2, Canada

Ladies and Gentlemen:

We have acted as U.S. counsel to The Toronto-Dominion Bank, a bank chartered under the Bank Act (Canada) (the "Bank"), in connection with the Registration Statement on Form F-3 (the "Registration Statement") filed by the Bank with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to senior debt securities of the Bank (the "Debt Securities"). The Debt Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and supplements to the Prospectus (the "Prospectus Supplements") and pursuant to Rule 415 under the Securities Act for an aggregate initial offering price not to exceed $2,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.

The Debt Securities will be issued under an Indenture (the "Indenture") between the Bank and The Bank of New York Mellon, as Trustee (the "Trustee").

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Bank.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the Debt Securities, the Indenture will be the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Bank is duly organized and validly existing under the laws of Canada, (2)  the Indenture has been duly authorized, executed and delivered by the Bank in accordance with the Bank Act (Canada) and the Bank's By-laws and the law of Canada, (3) the execution, delivery and performance by the Bank of the Indenture and the Debt Securities will not violate the law of Canada or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States) and (4) the execution, delivery and performance by the Bank of the Indenture and the Debt Securities do not constitute a breach or violation of any agreement or instrument which is binding upon the Bank or the Bank’s By-laws.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Bank, a duly constituted and acting committee of such Board or duly authorized officers of the Bank as may be required under the law of Canada and the Bank’s By-laws (such Board of Directors, committee or authorized officers being referred to herein as the "Board") and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the provisions of the Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Bank enforceable against the Bank in accordance with their terms.

Our opinions above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP